EXHIBIT 3.1.3


          STATE OF DELAWARE
          SECRETARY OF STATE
       DIVISION OF CORPORATIONS
      FILED 09:01 AM 11/15/1996
         960333957 - 2392241

                        STATE OF DELAWARE CERTIFICATE OF
                    AMENDMENT OF CERTIFICATE OF INCORPORATION

     FIRST: That at a meeting of the Board of Directors of Executive Help Sources, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment as follows:

     RESOLVED, that the Certificate of incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

     "The name of the corporation (hereinafter called the "corporation" is CALL-ONLINE, INC."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: that said amendment was duly adopted in accordance with the provisions of Section 242 of the general Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS THEREOF, said President has caused this document to be signed by Edward Myers, an Authorized Officer, this 23rd day of September, 1996.

                                             By: /s/ Edward Myers
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